Exhibit (a)(1)

FAIRHOLME FUNDS, INC.

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND

SENIOR FINANCIAL OFFICERS

I.	Covered Officers/Purpose of the Code

This code of ethics for Principal Executive and Senior Financial Officers (the “Code”) has been adopted by Fairholme Funds, Inc. (the “Company”), on behalf of its series (individually, a “Fund” and collectively, the “Funds”). This Code applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and other persons serving similar functions (the “Covered Officers”). A list of positions currently within the ambit of Covered Officers is set forth in Exhibit A).

This Code sets forth standards and procedures that are reasonably designed to deter wrongdoing and promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.	Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, the Company.1 For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. For the purposes of this Code, members of the Covered Person’s family include his or her spouse, children, stepchildren, financial dependents, parents and stepparents.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions of the Investment

1 For purposes of this Code of Ethics, “Company” also includes each series of Fairholme Funds, Inc., as applicable.

Company Act of 1940, as amended, (the “1940 Act”) and the Investment Advisers Act of 1940 (“Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as “affiliated persons” of the Company. The Company’s and the investment adviser’s respective compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Company and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the 1940 Act and the Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Company’s Board of Directors (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the 1940 Act and the Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

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Each Covered Officer must not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company.

•	Each Covered Officer must not cause the Company to take action, or to fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Company.

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Each Covered Officer must not use material non-public knowledge of portfolio transactions made or contemplated for the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

•	Each Covered Officer must report at least annually any ownership interest in the Company or its adviser.

There are some conflict of interest situations, whether involving a Covered Officer directly or a member of his/her family, that should always be discussed with the Company’s Chief Compliance Officer (“Compliance Officer”), if material. Examples of these include:

•	service as a director on the board of any public or private company;

•	the receipt of any gifts other than gifts of de minimis value;

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the receipt of any entertainment from any company with which the Company has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

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any ownership interest in, or any consulting or employment relationship with, any of the Company’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

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a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.	Disclosure and Compliance

•	Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Company.

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Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s directors and independent auditors, and to governmental regulators and self-regulatory organizations.

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Each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Company and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Company files with, or submits to, the SEC and in other public communications made by the Company.

•	It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.	Reporting and Accountability

Each Covered Officer must:

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upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Compliance Officer that he or she has received, read, and understands the Code (see Exhibit B);

•	annually thereafter affirm to the Compliance Officer that he or she has complied with the requirements of the Code (see Exhibit C);

•	not retaliate against any other Covered Officer or any employee of the Company or its affiliated persons for reports of potential violations that are made in good faith; and

•	notify the Compliance Officer promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.2 However, any approvals or waivers3 sought by a Covered Officer will be considered by the Board.

The Company will follow these procedures in investigating and enforcing this Code:

•	The Compliance Officer will take all appropriate action to investigate any potential violations reported to him or her;

•	If, after such investigation, the Compliance Officer believes that no violation has occurred, the Compliance Officer is not required to take any further action;

•	Any matter that the Compliance Officer believes is a violation will be reported to the Board;

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If the Board concurs that a violation has occurred, it will consider appropriate action, which may include: (i) review of, and appropriate modifications to, applicable policies and procedures; (ii) notification to appropriate personnel of the investment adviser or its board; or (iii) a recommendation to dismiss the Covered Officer;

•	The Board will be responsible for granting waivers, as appropriate; and

•	Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.	Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Company, the Company’s adviser or other service providers that govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, it is understood that this Code is in all respects separate and apart from, and operates independently of, any such policies and

[2]	The Compliance Officer is authorized to consult, as appropriate, with the Board and counsel to the Company, and is encouraged to do so.

[3]

Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.

procedures. In particular, the Company’s and its investment adviser’s codes of ethics under Rule 17j-1 under the 1940 Act contain separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.	Amendments

  This Code may not be materially amended except by the approval of the Board, including by a majority of the Independent Directors. Non-material, technical, and other administrative revisions to this Code do not have to be approved by the Board. Amendments must be in writing and communicated promptly to the Covered Officers, who shall affirm receipt of this Code, as amended, in accordance with Section IV above.

VII.	Confidentiality

  All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Company and its adviser.

VIII.	Internal Use

  The Code is intended solely for the internal use by the Company and the Funds and does not constitute an admission, by or on behalf of the Company, as to any fact, circumstance, or legal conclusion.

Amended: April 3, 2009, January 27, 2011, January 21, 2015, and January 21, 2016

EXHIBIT A

Positions Covered by this Code of Ethics:

Principal Executive Officer (President)

Principal Financial and Accounting Officer (Treasurer)

EXHIBIT B

Fairholme Funds, Inc.

Initial Covered Officer Affirmation

I understand that I am a Covered Officer, as defined in the Code of Ethics for Principal Executive and Senior Financial Officers of Fairholme Funds, Inc. (the “Code”). I have read and I understand the Code and will comply with it in all respects.

____________________                ________

Signature                                         Date

____________________

Printed Name

Acknowledgement:

____________________

Name:

Title:

Date:

EXHIBIT C

Fairholme Funds, Inc.

Annual Covered Officer Affirmation

FOR THE YEAR ENDING [DATE]

By my signature below, I represent, warrant and affirm that:

(1)    I am a Principal Executive Officer, Principal Financial Officer or other Covered Officer of Fairholme Funds, Inc.; and

(2)    For the annual period ended [Date], I have complied with the Code of Ethics for Principal Executive and Senior Financial Officers.

___________________              _________

Signature                                     Date

___________________

Printed Name

Acknowledgement:

____________________

Name:

Title:

Date: